Exhibit 99.2

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Introduction

The Company is providing the following unaudited pro forma combined financial information to aid you in your analysis of the financial aspects of the Merger (as defined below).

The unaudited pro forma combined balance sheet as of September 30, 2022 gives pro forma effect to the Merger as if it had been consummated as of that date. The unaudited pro forma combined statement of operations for the nine months ended September 30, 2022 gives pro forma effect as if the Merger took place on January 1, 2022. This information should be read together with the audited and unaudited financial statements and related notes thereto of Exworth Union Inc filed as an Exhibit to this Report on Form 8-K, and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this 8-Kand the historical financial statements of Strategic Acquisitions, Inc. included in its periodic reports previously filed with the SEC.

The unaudited pro forma combined balance sheet as of September 30, 2022 has been prepared using the following:

●	Exworth Union Inc’s audited consolidated balance sheet as of September 30, 2022, as included elsewhere in this 8-K; and

●	Strategic Acquisitions, Inc’s unaudited consolidated balance sheet as of September 30, 2022, as included in its Report on Form 10-Q for the three and nine months ended September 30, 2022.

The unaudited pro forma combined statement of operations for the period ended September 30, 2022 has been prepared using the following:

●	Exworth Union Inc’s audited consolidated statements of operations and comprehensive income for the nine months ended September 30, 2022, as included elsewhere in this 8-K; and

●	Strategic Acquisition Inc’s unaudited consolidated statement of operations and comprehensive loss for the nine months ended September 30, 2022, included in its Report on Form 10-Q for the three and nine months ended September 30, 2022.

Description of the Transactions

On December 22, 2022, we, Strategic Acquisitions, Inc. (“we”, “us” or the “Company”), and STQN Sub, Inc., our recently formed wholly owned subsidiary (“Merger Sub”) entered into and consummated an Agreement and Plan of Merger (“Merger Agreement”) with Exworth Union Inc (“Exworth Union”) and the owners of all of its outstanding shares of capital stock — Exworth Management LLC (“Exworth Management”) and World Class Global Technology LLC (“World Class,” collectively with Exworth Management, the “Stockholders”). Pursuant to the Merger Agreement, Exworth Union merged with and into Merger Sub, with Exworth Union being the surviving corporation and becoming our wholly owned subsidiary (the “Merger”). We issued an aggregate of 3,960,000 shares of our common stock (“Common Stock”), par value $0.001 per share (the “Merger Consideration”) to the Stockholders in exchange for their shares in Exworth Union. Exworth Union, based in Short Hills, New Jersey, is engaged in providing loans collateralized by digital assets. Currently, Bitcoin is the only digital currency Exworth Union is accepting as collateral for loans.

On August 31, 2022, Exworth Management purchased an aggregate of 2,013,000 shares of the Common Stock of Strategic Acquisitions, Inc., representing approximately 74% of the shares of Common Stock then outstanding. Immediately prior to the Merger, Exworth Management owns approximately 91% of the outstanding shares of Exworth Union.

As a result of the receipt of 3,960,000 shares of Common Stock in connection with the Merger, Exworth Management now owns 5,613,000 shares of our Common Stock, approximately 82% of the outstanding shares of our Common Stock. In addition, Yuanyuan Huang, a Director of our Company, who also serves as our Secretary and Treasurer, and Wei Wang, a Director of our Company, are managers of Exworth Union.

Accounting for the Transactions

The Merger will be accounted for as a reverse merger in accordance with U.S. GAAP. Under this method of accounting, Strategic Acquisitions, Inc will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the fact that the holders of Exworth Union have a majority of the voting power of the post-combination company, that Exworth Union’s senior management comprise substantially all of the senior management of the post-combination company, the relative size of Exworth Union compared to Strategic Acquisitions, and Exworth Union’s operations comprising the ongoing operations of the post-combination company. Accordingly, for accounting purposes, the Merger will be treated as the equivalent of Exworth Union issuing shares for the net assets of Strategic Acquisitions, accompanied by a recapitalization. The net assets of Strategic Acquisitions will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Merger will be those of Exworth Union.

PRO FORMA COMBINED BALANCE SHEET
AS OF September 30, 2022
(UNAUDITED)

	(A) Exworth Union Inc.	(B) Strategic Acquisitions, Inc.	Pro Forma Adjustments		Pro Forma Combined
Assets
Cash	$267,748	$12,100	$-		$279,848
Collateral receivable due from lender	2,158,254	-	-		2,158,254
Loan receivable	1,374,691	-	-		1,374,691
Accrued interest receivable	11,456	-	-		11,456
Total assets	$3,812,149	$12,100	$-		$3,824,249

Liabilities and shareholders’ equity
Accounts payable and accrued expenses	$7,232	$-	$-		$7,232
Note payable, net of unamortized origination fee of $12,439	1,376,137	-	-		1,376,137
Digital asset collateral due to customer	1,941,580	-	-		1,941,580
Deferred income tax liability	39,265	-	-		39,265
Total liabilities	3,364,214	-	-		3,364,214

Shareholders’ Equity
Common stock	11	2,715	(11)	(a)	6,675
			3,960	(b)
Additional paid-in capital	350,089	634,088	(3,960)	(b)	355,525
			(624,703)	(c)
			11	(a)
Retained earnings (accumulated deficit)	97,835	(624,703)	624,703	(c)	97,835
Total shareholders’ equity	447,935	12,100	-		460,035
Total liabilities and shareholders’ equity	$3,812,149	$12,100	$-		$3,824,249

(A)	Derived from the audited consolidated balance sheet of Exworth Union as of September 30, 2022. See Exworth Union’s audited consolidated financial statements and the related notes appearing elsewhere in this Form 8-K.

(B)	Derived from the unaudited consolidated balance sheet of Strategic Acquisitions as of September 30, 2022. See Strategic Acquisitions’ consolidated financial statements and the related notes in its Report on Form 10-Q for the quarter ended September 30, 2022.

(a)	To reflect the cancellation of 1100 shares of Exworth Union Inc.

(b)	To reflect the insurance of 3,960,000 common shares of STQN in connection with the Merger.

(c)	To reflect the reclassification of Strategic Acquisition Inc’s accumulated deficit to additional paid-in capital

PRO FORMA COMBINED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2022
(UNAUDITED)

	(A) Exworth Union Inc.	(B) Strategic Acquisitions, Inc.	Pro Forma Adjustments		Pro Forma Combined
	(Unaudited)

Revenues	$11,456	$-	$-		$11,456

Operating expenses
Selling, general and administrative expenses	82,352	84,035	-		166,387
Total operating expenses	82,352	84,035	-		166,387
Loss from operations	(70,896)	(84,035)	-		(154,931)

Other income, net
Fair value adjustment on repledged collateral	216,674	-	-		216,674
Interest (expense) Income	(7,232)	3	-		(7,229)
Amortization of loan origination fee	(1,446)	-	-		(1,446)
Total other income, net	207,996	3	-		207,999

Income before income taxes	137,100	(84,032)	-		53,068
Income taxes	39,265	-	-		39,265

Net income	$97,835	$(84,032)	$-		$13,803

Net income per share - basic	$88.94	$(0.03)	$(88.91)		$0.00
Net income per share - diluted	$88.94	$(0.03)	$(88.91)		$0.00
Weighted average shares outstanding - basic	1,100	2,715,000	3,958,900	(d)	6,675,000
Weighted average shares outstanding - diluted	1,100	2,731,484	3,958,900	(d)	6,691,484

(A)	Derived from the audited statement of income of Exworth Union for the nine months ended September 30, 2022. See Exworth Union’s audited consolidated financial statements and the related notes appearing elsewhere in this Form 8-K
(B)	Derived from the unaudited consolidated statements of operations of Strategic Acquisitions, Inc. for the nine months ended September 30, 2022. See Strategic Acquisitions’ financial statements and the related notes in its Report on Form 10-Q for the quarter ended September 30, 2022.
(d)	To reflect the cancellation of 1,100 common shares of Exworth Union and issuance of 3.96 million common shares of Strategic Acquisition.